Exhibit D

EXECUTION VERSION

ROLLOVER AGREEMENT

by and among

RUNION HOLDING LIMITED

RUNION MERGERSUB LIMITED

and

PARTIES LISTED ON SCHEDULE A HERETO

DATED AS OF FEBRUARY 3, 2021

i

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is entered into as of February 3, 2021 by and among (i) RUNION Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), (ii) RUNION Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”); and (iii) certain shareholders of Ruhnn Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”).

RECITALS

WHEREAS, Parent, Merger Sub, and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is the legal and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the number of Shares in the column titled “Rollover Shares” as set forth opposite such Rollover Shareholder’s name on Schedule A hereto (such shares owned by a Rollover Shareholder, its “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, each of the Rollover Shareholders agrees to contribute all of its Rollover Shares to Merger Sub in exchange for (i) newly issued Class A ordinary shares of Parent, par value of US$0.000000001, if such Rollover Shares are Class A Ordinary Shares, or (ii) newly issued Class B ordinary shares of Parent, par value of US$0.000000001, if such Rollover Shares are Class B Ordinary Shares (such newly issued Class A and Class B ordinary shares of Parent collectively being the “Parent Shares”), in each case, in the amount set forth in the column titled “Parent Shares” opposite such Rollover Shareholder’s name on Schedule A hereto in accordance with the terms of this Agreement. Each of the Class A ordinary shares of Parent is entitled to one vote and each of the Class B ordinary shares of Parent is entitled to ten votes;

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Rollover Shareholders hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Certain terms are used in this Agreement as specifically defined herein:

“Arbitrator” has the meaning set forth in Section 7.8.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“ADS” means American Depositary Share of the Company, each of which represents five (5) Class A Ordinary Shares.

“Affiliate” of a specified Person means (i) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and (ii) with respect to any natural person, the term “Affiliate” shall also include any member of the immediate family of such natural person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Class A Ordinary Shares” means the Class A ordinary shares, with a par value of $0.000000001 per share, in the share capital of the Company, each carrying one (1) vote per share.

“Class B Ordinary Shares” means the Class B ordinary shares, with a par value of $0.000000001 per share, in the share capital of the Company, each carrying ten (10) votes per share.

“Closing” means the Effective Date, as such term is defined in the Merger Agreement.

“Company” has the meaning given to it in the Preambles.

“Companies Law” means the Companies Act (2021 Revision) of the Cayman Islands.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Expiration Time” has the meaning set forth in Article VI.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (whether foreign, federal, state, local or supranational) or any self-regulatory or quasi-governmental authority.

“HKIAC” has the meaning set forth in Section 7.8.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, Order, ordinance or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger” has the meaning given to it in the Recitals.

“Merger Agreement” has the meaning given to it in the Recitals.

“Merger Sub” has the meaning given to it in the Preambles.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Parent” has the meaning given to it in the Preambles.

“Parent Shares” has the meaning given to it in the Recitals.

“Rollover Closing” has the meaning set forth in Section 3.4.

“Rollover Shareholders” has the meaning given to it in the Preambles.

“Rollover Shares” has the meaning given to it in the Recitals.

“Shares” means the shares in the share capital of the Company and include stock (except where a distinction between stock and shares is made under the memorandum and articles of association of the Company), which, as of the date hereof, consist of Class A Ordinary Shares and Class B Ordinary Shares.

“Transfer” has the meaning set forth in Section 2.1(a).

“U.S.” means the United States of America.

ARTICLE II

RESTRICTIONS ON TRANSFER; STANDSTILL

Section 2.1 Restrictions on Transfers. Except as provided for in Article III below or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the Expiration Time (as defined below), such Rollover Shareholder shall not directly or indirectly:

(a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Shares or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Shares;

(b) enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c) convert or exchange, or take any action which would result in the conversion or exchange, of any Shares, other than conversion of ADSs into Shares; or

(d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c).

Any purported Transfer in violation of this Section 2.1 shall be null and void and each Rollover Shareholder agrees to take any and all actions necessary or desirable (including, but not limited to, voting its Shares in procuring that the Company take action, where necessary) in order to ensure that any such purported Transfer in violation of this Section 2.1 does not take effect.

Section 2.2 Standstill. Except as provided in Section 2.3 below or as contemplated under the Merger Agreement or otherwise for the purposes of the consummation of the Merger, from the date hereof until the Expiration Time, none of the Rollover Shareholders or any of their respective Affiliates shall, directly or indirectly:

(a) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any beneficial ownership in, or direct or indirect rights to acquire any beneficial ownership in, securities of the Company or any subsidiary thereof;

(b) make any public announcement (other than any disclosure on Forms 3, 4 or 5 or Schedules 13D or 13G to the extent required by U.S. federal or state securities laws or the rules and regulations promulgated thereunder) with respect to, or submit a proposal for or offer of (with or without conditions), any tender or exchange offer, merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any subsidiary thereof;

(c) seek or propose to influence or control the management or policies of the Company, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote any voting securities of the Company or any subsidiary thereof, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any subsidiary thereof;

(d) form, join, become a member of or in any way participate in, or otherwise encourage the formation of, a “group” (other than with the other Rollover Shareholders) within the meaning of Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; or

(e) publicly request the other Rollover Shareholders to amend or waive any provision of, or take any action challenging the enforceability or validity of, this paragraph (including this sentence).

For the avoidance of doubt, nothing in this Section 2.2 or any other provision of this Agreement shall prohibit (i) any Rollover Shareholder from acquiring securities of the Company as a result of any share split, combination, recapitalization or other similar transaction in or of the securities of the Company if such share split, combination, recapitalization or other similar transaction has been duly approved by the Company, or (ii) Parent and Merger Sub from entering into the Merger Agreement and consummating the Merger.

Section 2.3 Acquisition of Shares.

(a) The parties acknowledge that, prior to the Closing, the Rollover Shareholders may acquire additional Shares resulting from the exercise of Company Options held by such Rollover Shareholders as of the date hereof. For so long as such acquisition is not prohibited by applicable Laws and otherwise would not adversely affect the transactions contemplated under the Merger Agreement, such newly acquired Shares shall be deemed as “Rollover Shares” hereunder.

(b) In the event of the acquisition pursuant to Section 2.3(a) above, Schedule A hereof shall be updated immediately to reflect the rollover of such Shares acquired by such Rollover Shareholder.

ARTICLE III

ROLLOVER

Section 3.1 Irrevocable Election. The execution of this Agreement by each Rollover Shareholder evidences, subject to Article VI, the irrevocable election and agreement by such Rollover Shareholder to subscribe for Parent Shares and agree to the cancellation and conversion of their respective Rollover Shares on the terms and conditions set forth herein and in the Merger Agreement.

Section 3.2 Contribution of Rollover Shares. Subject to the terms and conditions set forth in this Agreement, each Rollover Shareholder shall take any and all actions necessary to contribute, assign, transfer and deliver to Merger Sub, all of the right, title and interest of such Rollover Shareholder in and to its Rollover Shares, free and clear of all Liens (other than any Liens created or expressly permitted by Merger Sub or arising by reason of the Merger Agreement or this Agreement). Pursuant to the terms of the Deposit Agreement, each Rollover Shareholder will pay any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with the conversion of their ADSs into Shares in connection with the contribution contemplated under this Section 3.2.

Section 3.3 Subscription of Parent Shares. As consideration to the contribution of the Rollover Shares by the Rollover Shareholders pursuant to Section 3.2 of this Agreement, Parent shall issue to each Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an Affiliate of such Rollover Shareholder), and such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, such Affiliate of such Rollover Shareholder) shall subscribe for, subject to compliance with Article III, such number and class of Parent Shares as set forth opposite such Rollover Shareholder’s name on Schedule A hereto. Each Rollover Shareholder hereby acknowledges and agrees that upon receipt of the Parent Shares, such Rollover Shareholder shall have no right to any Per Share Merger Consideration or Per ADS Merger Consideration in respect of its Rollover Shares.

Section 3.4 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Article VIII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the contribution of the Rollover Shares and the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place no later than one (1) Business Day prior to the Closing. Assuming full performance by each Rollover Shareholder of its obligations under Section 3.2, upon the Rollover Closing, Merger Sub shall be the registered holder of Shares representing at least 90% of the voting power of the Shares exercisable in general meetings of the Company’s shareholders, and, on the Closing, the Merger will be carried out through a “short-form” merger in accordance with Part XVI and in particular section 233(7) of the Companies Law.

Section 3.5 Deposit of Rollover Share Certificates. No later than three (3) Business Days prior to the Rollover Closing, the Rollover Shareholders and any of the Affiliates and/or agents of the Rollover Shareholders shall: (i) deliver or cause to be delivered to or to the order of Parent a signed instrument of transfer in favor of Merger Sub (and any and all other formalities as reasonably required by the Company in order to effect transfer of the Rollover Shares held by such Rollover Shareholder) dated as of the date of the Rollover Closing; and (ii) if any Rollover Shares are represented by share certificates evidencing such Rollover Shares, deliver or cause to be delivered to or to the order of Parent all such certificates in such Persons’ possession ((i) and (ii) together, the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Rollover Closing, at which time they shall be delivered to the Company in order to give full effect to the Rollover Closing as contemplated by this Agreement, including procuring that the Company register the Rollover Shares in favor of Merger Sub in its register of members as at the Rollover Closing. To the extent that any Rollover Shares of a Rollover Shareholder are held in street name or otherwise represented by ADSs, such Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to convert its ADSs into Rollover Shares no later than three (3) Business Days prior to the Rollover Closing.

Section 3.6 Delivery of Register of Members. At the Rollover Closing, Parent shall deliver to each Rollover Shareholder a copy of the updated register of members of Parent as of the date of the Rollover Closing, certified by the registered agent or an officer of Parent, reflecting the issuance of the Parent Shares to such Rollover Shareholder. Promptly after the Rollover Closing, Parent shall deliver to each Rollover Shareholder a share certificate representing such number and class of Parent Shares set forth opposite the name of such Rollover Shareholder in Schedule A hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES.

Section 4.1 Representations and Warranties of Rollover Shareholders. To induce Parent to issue the Parent Shares subject to the terms of this Agreement, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent and Merger Sub, each and all of which shall be true and correct as of the date of this Agreement and as of the Rollover Closing:

(a) Ownership of Shares. (i) Such Rollover Shareholder (A) is and, immediately prior to the Rollover Closing will be, the legal and beneficial owner of, and has and will have good and valid title to, the Rollover Shares as set forth opposite its name in Schedule A hereto, free and clear of Liens (other than any Lien created or permitted by Merger Sub or arising by reason of the Merger Agreement or this Agreement), and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power and power of disposition (subject only to approval by the directors of such Rollover Shareholder as set out in its articles of association), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws and the terms of this Agreement; (ii) such Rollover Shareholder’s Rollover Shares are not subject to any Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Rollover Shareholder’s Rollover Shares other than this Agreement; (iii) such Rollover Shareholder has not Transferred any of such Rollover Shareholder’s Rollover Shares; and (iv) as of the date hereof, other than as set forth on Schedule A hereto, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of such Rollover Shareholder’s Rollover Shares, except as contemplated by this Agreement.

(b) Standing and Authority. Each Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder (if applicable) and no other actions or proceedings on the part of such Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, the rules and regulations of NASDAQ and the Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on such Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (D) violate any Law applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(d) Litigation. There is no Action pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person (including the Company) or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other Person (including the Company), in each case, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement, and the representations, warranties, covenants and other agreements of such Rollover Shareholder made herein.

(f) Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the Merger and the merits and risks of owning the Parent Shares. Such Rollover Shareholder acknowledges that such Rollover Shareholder has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

Section 4.2 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub jointly and severally represents and warrants to each Rollover Shareholder that as of the date of this Agreement and as of the Rollover Closing:

(a) Organization, Standing and Authority. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Rollover Shareholders, this Agreement constitutes legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of each of Parent or Merger Sub for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby nor compliance by Parent and Merger Sub with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on Parent and Merger Sub or their properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent and Merger Sub, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets is bound or affected, or (D) violate any Law applicable to Parent and Merger Sub or any of their properties or assets.

(c) Capitalization. The authorized share capital of Parent is US$50,000 divided into 25,000,000,000,000 class A ordinary shares of a par value of US$0.000000001 each and 25,000,000,000,000 class B ordinary shares of a par value of US$0.000000001 each, and assuming the full performance by each Rollover Shareholders of its obligations under Section 3.2 and the completion of the transactions contemplated by the Subscription Agreement, 245,072,542 class A ordinary shares and 168,202,585 class B shares are validly issued and outstanding. The authorized share capital of Merger Sub is US$50,000 divided into 25,000,000,000,000 class A ordinary shares of a par value of US$0.000000001 each, one of which is validly issued and outstanding, and 25,000,000,000,000 class B ordinary shares of a par value of US$0.000000001 each, none of which is validly issued and outstanding. All the outstanding shares of Merger Sub are duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Rollover Closing will be, owned by Parent.

(d) Issuance of Parent Shares. At the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free and clear of all Liens and subscription and similar rights (other than restrictions arising under any applicable securities Laws or agreements entered into by all of the Rollover Shareholders).

(e) Operation and Liabilities. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Transactions and has not conducted and will not conduct, prior to the Rollover Closing, any business other than in connection with its formation or related to the Transactions. Except for obligations or liabilities incurred in connection with its formation or related to the Transactions, each of Parent and Merger Sub has not incurred and will not incur, prior to the Rollover Closing, directly or indirectly, through any Subsidiary or Affiliate (other than the Company and its Subsidiaries), any obligations or liabilities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Other than Merger Sub, there are no other corporations, partnerships, joint ventures, associations, or entities through which Parent conducts business, or other entities in which either Parent controls or owns, of record or beneficially, any direct or indirect equity or other interest.

ARTICLE V

FURTHER COVENANTS AND AGREEMENTS.

Section 5.1 Covenants by Rollover Shareholders. Each Rollover Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its obligations under this Agreement;

(b) agrees that such Rollover Shareholder irrevocably waives and agrees not to exercise or cause the exercise of any rights of appraisal or rights of dissent that it may have with respect to its Rollover Shares (including, without limitation, any rights under Section 238 of the Companies Law) prior to or after the Closing;

(c) agrees that it shall not, and shall cause its Affiliates and Representatives not to, unless required by Law or legal process or otherwise permitted under this Agreement or the Merger Agreement, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company (at the direction of the Special Committee).

(d) Each Rollover Shareholder (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub or the Company of such Rollover Shareholder’s identity and ownership of equity securities of the Company and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent (with respect to any disclosure by Parent or Merger Sub) or the Company (with respect to any disclosure by the Company) reasonably determines in its good faith judgment is required to be disclosed by Law in any press release, any Current Report on Form 6-K, the Schedule 13E-3 (including any amendment or supplements thereto) and any other disclosure document in connection with the Merger Agreement, any other Transaction Documents or the Transactions, and any filings with or notices to any Governmental Entity (including the SEC) in connection with the Merger Agreement, any other Transaction Documents or the Transactions and (ii) agrees and covenants to promptly give to Parent, Merger Sub or the Company any information that Parent, Merger Sub, the Company or any of their Representatives may reasonably request for the preparation of any such documents; provided that, in each case of clauses (i) and (ii), the Parent shall (and shall procure that the Company to) provide such Rollover Shareholder and its counsel with a reasonable opportunity to review and to comment on the foregoing documents and shall give due consideration to all reasonable comments related thereto; provided, further, that any disclosure or reference relating to such Rollover Shareholder (or its Affiliates) in the foregoing documents by Parent or the Company shall still require prior written consent by such Rollover Shareholder (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) agrees and covenants, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within forty-eight (48) hours) notify Parent or Merger Sub of any new Shares and/or other securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

(f) agrees further that, upon request of Parent or Merger Sub, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

Section 5.2 Covenant by Parent . Parent shall not amend, supplement or modify the Merger Agreement in a way that (i) is or could reasonably be expected to have a material and adverse impact to each Rollover Shareholder (including as to the tax treatment in connection with or related to the Rollover Closing), or (ii) has an impact on any Rollover Shareholder that is different from the impact on the other Rollover Shareholders in a manner that is disproportionately adverse to such Rollover Shareholder (including as to the tax treatment in connection with or related to the Rollover Closing), in each case of (i) or (ii), without such Rollover Shareholder’s prior written consent.

Section 5.3 Further Assurances. Each party hereto hereby covenants that, from time to time, such party will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares and to issue all of the Parent Shares in accordance with the terms of this Agreement.

ARTICLE VI

TERMINATION.

This Agreement, and the obligations of the Rollover Shareholders hereunder, shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing, and (b) termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”); provided that this Article VI and Article VII shall survive the termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing has already taken place, then Parent and Merger Sub shall, upon the termination of the Merger Agreement, promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares immediately prior to the Rollover Closing.

ARTICLE VII

MISCELLANEOUS.

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted electronically by email, (c) upon confirmation of receipt after dispatch by registered or certified mail, postage prepaid, addressed, or (d) on the next Business Day if transmitted by international overnight courier, in each case to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 7.1):

If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

If to Parent or Merger Sub:

RUNION Holding Limited/RUNION Mergersub Limited

Floor 11, Building 2, Lvgu Chuangzhi Development Center

788 Hongpu Road

Jianggan District, Hangzhou 310000

People’s Republic of China

Attention: Lei Sun

Email: 987351866@qq.com

with a copy (which shall not constitute notice) to:

King & Wood Mallesons

28th Floor, China Resources Tower

2666 Keyuan South Road, Nanshan District

Shenzhen, Guangdong 518052

People’s Republic of China

Attention: Ling Huang, Esq.

Email: ling.huang@cn.kwm.com

Section 7.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.3 Entire Agreement. This Agreement, the Merger Agreement and any other agreement or instrument delivered in connection with the transactions contemplated by this Agreement or the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.4 Specific Performance. Each party hereto acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such party in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the non-breaching party, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 7.5 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto and the Company (at the direction of the Special Committee), or in the case of a waiver, by the party against whom the waiver is to be effective, and in the case of a waiver by Parent or Merger Sub, with the prior written consent of the Company (at the direction of the Special Committee). Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.6 Confidentiality. Subject to Section 5.1(d), this Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its Representatives and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the transactions contemplated hereby or by the Merger Agreement.

Section 7.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 7.8 Dispute Resolution; Jurisdiction; Enforcement. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement and schedules hereto or the subject matter hereunder (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time. The place of arbitration shall be Hong Kong. The official language of the arbitration (including but not limited to any arbitral award rendered) shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 7.9 No Third-Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy available at law or in equity.

Section 7.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties and the Company (at the direction of the Special Committee), except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable in accordance with the terms of the Merger Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

Section 7.11 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.12 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of its Rollover Shares and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

Section 7.13 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

RUNION HOLDING LIMITED

By:	/s/ Min Feng
Name: Min Feng
Title: Director

MERGER SUB

RUNION MERGERSUB LIMITED

By:	/s/ Min Feng
Name: Min Feng
Title: Director

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

RUHNN1106 INVESTMENT LIMITED

By:	/s/ Min Feng
Name: Min Feng
Title: Director

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

LEIYU INVESTMENT LIMITED

By:	/s/ Lei Sun
Name: Lei Sun
Title: Director

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

YANGMING INVESTMENT LIMITED

By:	/s/ Chao Shen
Name: Chao Shen
Title: Director

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

CHINA HIMALAYA INVESTMENT LIMITED

By:	/s/ Yi Zhang
Name: Yi Zhang
Title: Director

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

SHANGHAI YUANQIONG ENTERPRISE MANAGEMENT COMPANY LIMITED

By:	/s/ Zhiyue Cao
Name: Zhiyue Cao
Title: Authorized Signatory

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

SHANGHAI LEGEND CAPITAL SHUDAI ENTERPRISE MANAGEMENT CONSULTING PARTNERSHIP ENTERPRISE (LIMITED PARTNERSHIP)

By:	/s/ Zhenxing Shao
Name: Zhenxing Shao
Title: Authorized Signatory

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

BEIJING JUNLIAN YITONG EQUITY INVESTMENT PARTNERSHIP (LIMITED PARTNERSHIP)

By:	/s/ Zhenxing Shao
Name: Zhenxing Shao
Title: Authorized Signatory

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

SHANGHAI YUANZE ENTERPRISE MANAGEMENT CO., LTD.

By:	/s/ Xiang Zhao
Name: Xiang Zhao
Title: Authorized Signatory

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

TAOBAO CHINA HOLDING LIMITED

By:	/s/ Yi Zhang
Name: Yi Zhang
Title: Authorized Signatory

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

EASTERN BELL XIII INVESTMENT LIMITED

By:	/s/ Junping Yin
Name: Junping Yin
Title: Director

[Rollover Agreement Signature Page]

N WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

SUZHOU QIMING RONGHE VENTURE CAPITAL INVESTMENT PARTNERSHIP ENTERPRISE (LIMITED PARTNERSHIP)

By:	/s/ Ziping Kuang
Name: Ziping Kuang
Title: Authorized Signatory

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

BILIBILI INC.

By:	/s/ Rui Chen
Name: Rui Chen
Title: Authorized Signatory

[Rollover Agreement Signature Page]

SCHEDULE A

ROLLOVER SHAREHOLDERS AND ROLLOVER SHARES

As of February 3, 2021

Rollover Shareholders	Notice Details	Rollover Shares		Voting Power of the Rollover Shares (%)	Parent Shares to be Issued
		Class A Ordinary Shares	Class B Ordinary Shares		Class A Parent Shares	Class B Ordinary Shares

Ruhnn1106 Investment Limited	Address: Floor 12, Building 2, Lvgu Chuangzhi Development Center, 788 Hongpu Road, Jianggan District, Hangzhou, China 310000 Attention: Min Feng Email: 6979510@qq.com	—	100,017,125	51.4%	—	100,017,125
LEIYU Investment Limited	Address: Floor 11, Building 2, Lvgu Chuangzhi Development Center, 788 Hongpu Road, Jianggan District, Hangzhou, China 310000 Attention: Lei Sun Email: 987351866@qq.com	—	48,404,750	24.9%	—	48,404,750
YangMing Investment Limited	Address: Room 1602, Building 8, Changning Jinting, Lane 125, Changning Zhi Road, Changning District, Shanghai, China 200042 Attention: Chao Shen Email: shenchao2018@163.com	—	19,780,710	10.2%	—	19,780,710
China Himalaya Investment Limited	Address: Floor 9, Building 2, Chuangzhi Lvgu Development Center, 788 Hongpu North Road, Jianggan District, Hongzhou, Zhejiang Province, China Attention: Jing Shen E-mail: 2231445485@qq.com	54,535,899	—	2.8%	54,535,899	—
Shanghai Yuanqiong Enterprise Management Company Limited	Address: Villa +16, Shanghai Hong Qiao State Guest Hotel ,1591 Hong Qiao Road, Shanghai 200336, PRC Attention: Victor Chao E-mail: vchao@sbaif.com	21,756,000	—	1.1%	21,756,000	—

Shanghai Legend Capital Shudai Enterprise Management Consulting Partnership Enterprise (Limited Partnership)	Address: 16/F, Tower B, Raycom Info Tech Park, No. 2 Kexuyuan South Road, Haidian District, Beijing Attention: Zhen Li E-mail: lizhen@legendcapital.com.cn	31,040,000	—	1.6%	31,040,000	—
Beijing Junlian Yitong Equity Investment Partnership (Limited Partnership)	Address: 16/F, Tower B, Raycom Info Tech Park, No. 2 Kexuyuan South Road, Haidian District, Beijing Attention: Zhen Li E-mail: lizhen@legendcapital.com.cn	4,148,080	—	0.2%	4,148,080	—
Shanghai Yuanze Enterprise Management Co., Ltd.	Address: 708, Parkview Place, No. 2 East 4th Ring North Road, Chao Yang District, Beijing, China Attention: Xiang Zhao E-mail: zhaoxiang@trvc.com.cn	5,166,000	—	0.3%	5,166,000	—
Taobao China Holding Limited	Address: c/o Alibaba Group Services Limited 26th Floor, Tower One Times Square, 1 Matheson Street Causeway Bay, Hong Kong S.A.R. Attention: General Counsel Email: legalnotice@list.alibaba-inc.com	31,110,600	—	1.6%	31,110,600	—
Eastern Bell XIII Investment Limited	Address: 7C East Hope Plaza, No. 1777 Century Avenue, Pudong, Shanghai 200122, China Attention: Weiying Gu E-mail: vita.gu@ebcapital.com.cn	2,074,040	—	0.1%	2,074,040	—
Suzhou Qiming Ronghe Venture Capital Investment Partnership Enterprise (Limited Partnership)	Address: Room 3901, Jinmao Tower, 88 Century Boulevard, Shanghai, 200121, PRC Attention: Jacob Zhou E-mail: jacob. zhou@qimingvc.com	2,074,040	—	0.1%	2,074,040	—
Bilibili Inc.	Address: Floor 5, Building 3, 489 Zhengli Road, Yangpu District, Shanghai, China Attention: Spring Liu/Yu Zhang E-mail: spring@bilibili.com; zhangyu07@bilibili.com	2,050,000	—	0.1%	2,050,000	—
Total		153,954,659	168,202,585	94.4%	153,954,659	168,202,585

Note 1: This Schedule A is subject to update pursuant to Section 2.3(b).

Note 2: In addition to the Parent Shares to be issued hereunder, one (1) Class A ordinary share of Parent has been issued to each of Ruhnn1106 Investment Limited, LEIYU Investment Limited and YangMing Investment Limited.